Exhibit 99.1
Contacts:
Investor Relations
Mary Ekman
425-216-7995
mary.ekman@clearwire.com
Media Relations
Susan Johnston
425-216-7913
susan.johnston@clearwire.com
Clearwire Reports Second Quarter 2008 Results
Consolidated Highlights
•	Second Quarter Service Revenue Increases 65 percent to $58.6 million
•	Sprint Transaction and $3.2 billion Capital Infusion On Track to Close in Q4 2008
•	Commencing Planned Upgrade of Existing Markets to Mobile WiMAX Based on Strong Initial Technology Performance
•	Affirms 2008 Revenue Target; Lowers 2008 CapEx Target; Expects Limited Subscriber Growth for Second Half 2008 Based on Planned Accelerated Upgrade of Existing Markets to Mobile WiMAX
Market-Level Progress
•	U.S. Markets Collectively Turn Market EBITDA Positive
•	Initial Markets Post Record Market EBITDA Margin of 34 percent in Second Quarter
•	Honolulu Market Turns Market EBITDA Positive
KIRKLAND, Wash. – August 7, 2008 – Clearwire Corporation (“Clearwire”) [NASDAQ: CLWR], a leading provider of wireless high-speed Internet service, today reported financial and operating results for its second quarter ended June 30, 2008.
“Clearwire’s strong second quarter results, which include an impressive 65 percent year- over- year increase in revenue and a record Market EBITDA margin in our Initial Markets of 34 percent, resulted from successful execution across our business,” said Benjamin G. Wolff, chief executive officer of Clearwire. “At the end of last year, we stated that in 2008 we would focus more on driving profitability and less on top line growth. In the second quarter, we delivered on that commitment, with the strong lift in Market EBITDA margin coupled with moderate subscriber additions being direct results of those efforts. Based on the strong performance of the beta trial of mobile WiMAX technology in our first WiMAX market located in Portland, Oregon, we are now focusing on accelerating the upgrade of our existing U.S. markets to mobile WiMAX technology.”
“We are pleased with the progress toward a targeted fourth quarter closing for our pending combination of Clearwire with Sprint’s 4G business to form a new, independent communications company that will have significant spectrum resources, a real time to market advantage, next generation technology that we are deploying today, key distribution partners and substantial financing,” Wolff continued. “The infusion of $3.2 billion in capital from our strategic investor group upon completion of the transaction will fuel our nationwide mobile WiMAX network deployment, which we believe will fundamentally transform the wireless communications landscape and the way all of us use the Internet.”

2008 Second Quarter Consolidated Results
Consolidated Average Revenue Per User (or ARPU) for the 2008 second quarter was $39.28, an increase of $1.35 above the $37.93 level from the year-ago quarter, and a sequential quarter increase of $2.42. APRU growth was driven by increased sales of new services, including our Voice over Internet Protocol (or VoIP), PC Card and other ancillary services, as well as the transition of subscribers from promotional rate plans to full rate plans. Consolidated Churn was 2.6 percent in the second quarter of 2008 compared to 2.0 percent for the second quarter of 2007 and on a sequential quarter basis, compared to 2.2 percent in the first quarter of 2008. The sequential increase in subscriber churn was primarily driven by an increase in domestic churn to 2.3 percent for the second quarter due to higher voluntary service cancellations consistent with the seasonality in our business we have experienced in past years, as well as increased bad debt-related churn, primarily in older accounts. Beginning in the second half of 2007, Clearwire implemented higher credit score requirements for new subscribers in response to a more challenging macroeconomic environment.
Consolidated Service Revenue increased by 65 percent to $58.6 million in the second quarter, versus $35.5 million for the same quarter of 2007. The growth in Service Revenue was driven primarily by Clearwire’s larger subscriber base, which has increased to 461,000 at the end of the second quarter 2008, up from 299,000 at the end of the second quarter 2007. In anticipation of an accelerated planned upgrade of existing markets to mobile WiMAX and consistent with its previously announced focus on market level profitability, Clearwire continued to moderate new subscriber growth by significantly reducing sales and marketing efforts, resulting in approximately 18,400 net new subscribers during the second quarter.
Gross Margin declined to 28 percent of Revenue in the second quarter from 34 percent in the same period in 2007 primarily due to the increased number of network towers that the Company is leasing in advance of its planned mobile WiMAX market rollout. Clearwire ended the second quarter with a total of 2,450 towers in service compared to 1,641 as of June 30, 2007. In addition, at June 30, 2008 another approximately 3,200 towers were through the acquisition, zoning and permitting phase and awaiting installation of mobile WiMAX equipment as compared to approximately 1,100 towers leased but not yet on air at the end of Q2 2007.
The second quarter of 2008 marks the third consecutive quarter for which Clearwire reported a narrowing Adjusted EBITDA loss. Second quarter Adjusted EBITDA reflected a loss of $75.3 million, versus an Adjusted EBITDA loss of $70.2 million for the same period in 2007. The increased loss compared to the year-ago quarter was due primarily to increased network costs, customer care costs, and increased spectrum lease expense – all in support of the significantly higher number of markets in operation since the end of last year’s second quarter. In addition, increased Selling, General and Administrative expenses were largely attributable to a year-over-year increase in headcount in support of Clearwire’s growth and other corporate initiatives related to operations support systems, billing support systems, mobile WiMAX deployment and portal services.
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Clearwire reported a Net Loss of $199.1 million for the second quarter ended June 30, 2008 compared to a Net Loss of $118.1 million for the same period in 2007. The company recorded other-than-temporary impairment losses on investments of $27.9 million in the second quarter in recognition of a decline in value of certain investment securities. Also recorded in the second quarter were transaction-related expenses of $10.2 million related to Clearwire’s pending WiMAX combination with Sprint.
Capital Expenditures (or CapEx) for the second quarter were $62.3 million, which was significantly below the $90.2 million CapEx level in the same period last year. CapEx decreased primarily due to the prior year’s second quarter launch of several new markets. Clearwire did not add any new markets in the second quarter of 2008, as continued focus has been placed on improving operating efficiency and profitability in its existing markets, and preparing to offer service in its initial mobile WiMAX markets.
Consolidated Service Revenue for the six months ended June 30, 2008, was $110.1 million, an increase of 70 percent from $64.8 million in the same period last year. The rapid revenue growth was fueled by subscriber growth of 54 percent and a $1.15 increase in ARPU for the six month period in 2008 as compared to the same period in 2007. Consolidated Gross Margin for the six-month period was $29.7 million or 27 percent, compared to $24.7 million or 38 percent for the same period in 2007. The decrease in Gross Margin percentage was primarily due to the increased number of network towers that the Company is leasing in advance of its planned mobile WiMAX market rollout. Adjusted EBITDA loss for the six-month 2008 period was $156.5 million compared to $121.7 million for the six months ended June 30, 2007, reflecting the increased number of launched markets year-over-year as well as continued investments in future growth.
Clearwire continues to have markets covering more than 36 million people in various stages of design, development and construction, which provides the Company with flexibility to modulate its pace of growth based on the availability of required capital.
Updated 2008 Targets
Clearwire affirms its previously stated 2008 target for Revenue in the range of $205 million to $215 million. The company now expects 2008 Capital Expenditures to be in the range of $220 million to $240 million, which is reduced from the company’s original 2008 target range of $275 million to $290 million, although the actual amount of Capital Expenditures remains subject to the timing of closing the Sprint transaction as well as to the raising of any additional capital. With the accelerated timing of an upgrade of existing markets to mobile WiMAX, the company does not expect to add materially to its total number of subscribers during the second half of 2008. The timing of closing the Sprint transaction will influence the launch timing of Clearwire’s first four mobile WiMAX markets. Clearwire currently has Covered POPs of 16.8 million, and when the company launches its first four WiMAX markets Clearwire expects to have approximately 22 million Covered POPs.
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The following table summarizes Clearwire’s second quarter and six month ended June 30, 2008 consolidated results, versus the 2007 second quarter and six month results.
Clearwire Corporation
Summary of Income Statement Data (unaudited)
In thousands, unless otherwise noted

	Three Months Ended June 30			Six Months Ended June 30
	2008	2007	% Change	2008	2007	% Change
REVENUE
Service	$58,563	$35,484	65%	$110,091	$64,759	70%

Total Revenue	58,563	35,484	65%	110,091	64,759	70%

Cost of Service	42,193	23,313	81%	80,367	40,048	101%

Gross Margin	16,370	12,171	35%	29,724	24,711	20%
Gross Margin %	28%	34%		27%	38%

Selling, General and Administrative	94,769	87,375	8%	193,878	156,032	24%
Transaction Related Expenses	10,224	—	N/M	10,224	—	N/M
Research and Development	593	578	3%	1,030	1,023	1%
Spectrum Lease Expense	28,522	14,823	92%	64,207	28,265	127%

EBITDA Loss	(117,738)	(90,605)	30%	(239,615)	(160,609)	49%

Adjustment for Non-Cash Items and Transaction Related Expenses	42,391	20,398	108%	83,092	38,868	114%

Adjusted EBITDA Loss	$(75,347)	$(70,207)	7%	$(156,523)	$(121,741)	29%

KEY OPERATING METRICS (k for ‘000’s, MM for ‘000,000’s)
Net Subscriber Additions	18k	41k		67k	93k
Total Subscribers	461k	299k		461k	299k
ARPU	$39.28	$37.93		$38.11	$36.96
Churn	2.6%	2.0%		2.4%	1.8%
CPGA	$404	$471		$397	$404
Capital Expenditures	$62.3MM	$90.2MM		$115.4MM	$164.6MM
Covered POPS	16.8MM	11.6MM		16.8MM	11.6MM
Cash, Cash Equivalents and Investments	$593MM	$1,056MM		$593MM	$1,056MM
Note: For a definition and reconciliation of non-GAAP financial measures, including Adjusted EBITDA, ARPU, Churn, CPGA, EBITDA and Market EBITDA, please refer to the section titled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” at the end of this release.
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Market-Level Progress
2008 Second Quarter Results
Clearwire continues to focus on gaining operational efficiencies, which is reflected in the significant improvement in profitability of the U.S. markets.
Clearwire’s Initial Markets, all 25 of which commenced operations prior to 2006, ended the second quarter of 2008 with approximately 227,000 subscribers. Service Revenue for the Initial Markets increased by 25 percent to $26.5 million for the quarter, versus $21.2 million in the second quarter of 2007. Service Revenue growth was driven by year-over-year growth in subscribers, as well as increased delivery of new products and services, particularly VoIP.
Gross Margin for the group of Initial Markets increased slightly to 77 percent for the 2008 second quarter, versus a Gross Margin of 76 percent for second quarter of 2007. The Initial Markets posted record level Market EBITDA of $9.1 million and a Market EBITDA margin of 34 percent in the second quarter of 2008, a strong increase from the Market EBITDA margin of 5 percent for the group in the second quarter 2007. The Market EBITDA improvement resulted from Clearwire’s consistent focus on driving economies of scale and emphasis on containing selling, general and administrative expenses in the Initial Markets.
For the six month period ended June 30, 2008, Service Revenue in the Initial Markets increased 31 percent to $51.4 million from $39.3 million in the same six month period in 2007. In addition Gross Margin in the Initial Markets for the six months was 77 percent compared to 74 percent in the same period last year. The additional market scale and focus on cost containment helped to significantly increase the Market EBITDA margin for the Initial Markets to 28 percent for the period, compared to one percent for the first six months of 2007.
“Benefiting from our consistent focus on improving execution in each of our markets, in the second quarter our U.S. markets collectively achieved positive Market EBITDA for the first time in Clearwire history,” added Wolff. “A number of our 25 Initial Markets are now exceeding 40 percent Market EBITDA margins, and some are now approaching 50 percent. We believe our continuing ramp of market-level profitability demonstrates a scalable, replicable business model, particularly as we are achieving current margins in advance of launching the significantly enhanced services, which will be enabled by our mobile WiMAX network.”
The following table summarizes Clearwire’s second quarter and six month ended June 30, 2008 Initial Market results, versus the 2007 second quarter and six month results.
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Initial Markets Performance
Summary of Income Statement Data (unaudited)
In thousands, unless otherwise noted

	Three Months Ended June 30			Six Months Ended June 30
	2008	2007	% Change	2008	2007	% Change
CONDENSED INCOME STATEMENT
Total Revenue	$26,532	$21,235	25%	$51,429	$39,311	31%

Gross Margin	$20,448	$16,048	27%	$39,540	$29,143	36%
Gross Margin %	77%	76%		77%	74%

Market EBITDA	$9,087	$1,105	722%	$14,294	$506	2,722%
EBITDA %	34%	5%		28%	1%

KEY OPERATING METRICS (k for ‘000’s, MM for ‘000,000’s)

Total Subscribers	227k	192k		227k	192k
ARPU	$38.56	$37.99		$37.74	$37.15
Churn	2.3%	1.8%		2.2%	1.7%
CPGA	$329	$400		$337	$355
Covered POPS	4.4MM	4.2MM		4.4MM	4.2MM
Number of EBITDA positive markets	25	14		25	14
Management Webcast
Clearwire’s senior leadership team will discuss the company’s 2008 second quarter performance during a conference call and simultaneous webcast at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) today. The call is expected to last approximately 45 minutes. To access today’s conference call, please call 800-659-1942, or outside the United States please call 617-614-2710. The conference call passcode is 22330098. The simultaneous webcast can be accessed via the Internet at http://investors.clearwire.com. The conference call will be archived and available for replay until midnight Eastern Time (9 p.m. Pacific Time), on August 21. To access the replay, please call 888-286-8010, or outside the United States dial 617-801-6888. The replay passcode is 73477079.
About Clearwire
Clearwire, founded in October 2003 by telecom pioneer Craig O. McCaw, is a provider of simple, portable and reliable wireless high-speed Internet service. Clearwire customers connect to the Internet using licensed spectrum, thus eliminating the confines of traditional cable or phone lines. Headquartered in Kirkland, Wash., the company launched its first market in August 2004 and now offers service in 50 markets across the U.S., as well as in Europe. For more information, visit www.clearwire.com.
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Forward-Looking Statements
This release, and other written and oral statements made by Clearwire from time to time, contains forward-looking statements which are based on management’s current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management’s expectations regarding: future financial and operating performance and financial condition; proposed transactions; development and network launch; strategic plans and objectives; industry conditions; the strength of its balance sheet; and liquidity and financing needs. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, which could cause actual results to differ materially and adversely from such statements. Some factors that could cause actual results to differ are:
•	We are an early-stage company with a history of operating losses and we expect to continue to realize significant net losses for the foreseeable future.

•	Our recently announced transactions with Sprint and several strategic investors are subject to several closing conditions that, if not satisfied, could result in the transactions not being completed.

•	The transaction agreement with Sprint and the strategic investors includes covenants that limit our ability to take certain actions prior to the completion of the transactions and that may cause our business and prospects to suffer if such transactions are not completed.

•	The transactions with Sprint and the investors may present significant challenges to our management that could divert management’s attention from day-to-day operations and have a negative impact on our business.

•	We may fail to realize all of the anticipated benefits of the transactions with Sprint and the strategic investors.

•	Our business plan will require us to raise substantial additional financing both in the near term and over the next five years or more.

•	We are committed to using commercially reasonable efforts to deploy wireless broadband networks based solely on mobile WiMAX technology once that technology meets certain specified performance criteria, even if there are alternative technologies available in the future that are technologically superior or more cost effective.

•	Our business plan contemplates migration of our pre-WiMAX network to a mobile WiMAX network, which may not be developed to our satisfaction.

•	We currently depend on our commercial partners to develop and deliver the equipment for our pre-WiMAX and mobile WiMAX networks.

•	Many of our competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services.

•	Our substantial indebtedness and restrictive debt covenants could limit our financing options and liquidity position and may limit our ability to grow our business.

•	Craig McCaw and Intel Capital collectively control a majority of our combined voting power, and may have, or may develop in the future, interests that may diverge from other stockholders.

•	Future sales of large blocks of our common stock may adversely impact our stock price.
For a more detailed description of the factors that could cause such a difference, please refer to Clearwire’s filings with the Securities and Exchange Commission, including the information under the headings “Risk Factors” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed on March 13, 2008 and our Quarterly Report on Form 10-Q filed on May 12, 2008. Clearwire assumes no obligation to update or supplement such forward-looking statements.
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CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
REVENUES	$58,563	$35,484	$110,091	$64,759

OPERATING EXPENSES:
Cost of goods and services (exclusive of a portion of depreciation and amortization shown below)	42,193	23,313	80,367	40,048
Selling, general and administrative expense	94,769	87,375	193,878	156,032
Transaction related expenses	10,224	—	10,224	—
Research and development	593	578	1,030	1,023
Depreciation and amortization	28,901	19,714	56,986	35,899
Spectrum lease expense	28,522	14,823	64,207	28,265

Total operating expenses	205,202	145,803	406,692	261,267

OPERATING LOSS	(146,639)	(110,319)	(296,601)	(196,508)

OTHER INCOME (EXPENSE):
Interest income	3,829	18,820	12,298	35,410
Interest expense	(25,711)	(23,511)	(54,305)	(47,729)
Foreign currency gains (losses), net	166	(101)	691	(68)
Other-than-temporary impairment loss and realized loss on investments	(27,918)	—	(32,767)	—
Other income (expense), net	(866)	(734)	(1,209)	1,744

Total other expense, net	(50,500)	(5,526)	(75,292)	(10,643)

LOSS BEFORE INCOME TAXES, MINORITY INTEREST AND LOSSES FROM EQUITY INVESTEES	(197,139)	(115,845)	(371,893)	(207,151)
Income tax provision	(1,668)	(2,126)	(3,584)	(2,729)

LOSS BEFORE MINORITY INTEREST AND LOSSES FROM EQUITY INVESTEES	(198,807)	(117,971)	(375,477)	(209,880)
Minority interest in net loss of consolidated subsidiaries	1,108	1,075	2,345	1,967
Losses from equity investees	(1,355)	(1,189)	(2,311)	(2,807)

NET LOSS	$(199,054)	$(118,085)	$(375,443)	$(210,720)

Net loss per common share, basic and diluted	$(1.21)	$(0.72)	$(2.29)	$(1.37)

Weighted average common shares outstanding, basic and diluted	164,129	163,276	164,096	153,561

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CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30,
	2008	December 31,
	(unaudited)	2007
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$349,350	$876,752
Short-term investments	178,737	67,012
Restricted cash	1,183	1,077
Accounts receivable, net of allowance of $1,234 and $787	4,818	3,677
Notes receivable, short-term	1,500	2,134
Inventory	3,258	2,312
Prepaids and other assets	32,117	36,748

Total current assets	570,963	989,712
Property, plant and equipment, net	632,766	572,329
Restricted cash	9,595	11,603
Long-term investments	64,766	88,632
Notes receivable, long-term	5,214	4,700
Prepaid spectrum license fees	519,201	457,741
Spectrum licenses and other intangible assets, net	495,894	480,003
Goodwill	38,763	35,666
Investments in equity investees	12,288	14,602
Other assets	29,239	30,981

TOTAL ASSETS	$2,378,689	$2,685,969

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued expenses	$101,359	$102,449
Deferred rent-current	606	24,805
Deferred revenue	11,985	10,010
Current portion of long-term debt	22,500	22,500

Total current liabilities	136,450	159,764
Long-term debt	1,228,125	1,234,375
Deferred tax liabilities	45,986	43,107
Other long-term liabilities	124,511	71,385

Total liabilities	1,535,072	1,508,631
MINORITY INTEREST	11,499	13,506

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.0001, 5,000,000 shares authorized; no shares issued or outstanding
Common stock, par value $0.0001, and additional paid-in capital, 350,000,000 shares authorized; Class A, 135,676,636 and 135,567,269 shares issued and outstanding	2,122,660	2,098,155
Class B, 28,596,685 shares issued and outstanding	234,376	234,376
Accumulated other comprehensive income, net	36,557	17,333
Accumulated deficit	(1,561,475)	(1,186,032)

Total stockholders’ equity	832,118	1,163,832

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,378,689	$2,685,969

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CLEARWIRE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands)

	For the Six Months Ended June 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(375,443)	$(210,720)

Adjustments to reconcile net loss to net cash used in operating activities:
Provision for uncollectible accounts	2,968	2,120
Depreciation and amortization	56,985	35,899
Amortization of prepaid spectrum license fees	21,117	5,347
Amortization of deferred financing costs and accretion of debt discount	3,186	14,409
Share-based compensation	23,744	18,202
Other-than-temporary impairment loss on investments	32,767	—
Deferred income taxes	3,582	2,702
Non-cash interest on swaps	1,208	—
Minority interest	(2,345)	(1,967)
Losses from equity investees, net	1,719	2,807
Loss (gain) on other asset disposals	5,556	(5)
Impairment of equity investment	1,397	—
Gain on sale of equity investment	—	(2,213)
Changes in assets and liabilities, net:
Prepaid spectrum license fees	(79,819)	(172,272)
Inventory	(1,144)	(273)
Accounts receivable	(3,945)	(2,609)
Prepaids and other assets	(5,956)	(12,262)
Accounts payable	(1,111)	20,864
Accrued expenses and other liabilities	34,289	19,332

Net cash used in operating activities	(281,245)	(280,639)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(115,390)	(164,604)
Payments for acquisitions of spectrum licenses and other	(13,719)	(194,830)
Purchases of available-for-sale investments	(248,792)	(1,064,121)
Sales or maturities of available-for-sale investments	137,007	1,051,358
Investments in equity investees	(760)	(5,293)
Restricted cash	1,902	(975)
Restricted investments	—	33,729
Business acquisitions, net of cash acquired	—	(7,067)
Proceeds from sale of equity investment and other assets	—	2,250

Net cash used in investing activities	(239,752)	(349,553)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock for IPO and other, net	—	556,005
Proceeds from issuance of common stock for option and warrant exercises	785	2,182
Principal payments on long-term debt	(6,250)	(937)
Contributions from minority interests	—	15,000

Net cash (used in) provided by financing activities	(5,465)	572,250
Effect of foreign currency exchange rates on cash and cash equivalents	(940)	(50)

Net decrease in cash and cash equivalents	(527,402)	(57,992)
CASH AND CASH EQUIVALENTS:
Beginning of period	876,752	438,030

End of period	$349,350	$380,038

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Definition of Terms and Reconciliation of Non-GAAP Financial Measures
The company utilizes certain financial measures which are widely used in the telecommunications industry and are not calculated based on accounting principles generally accepted in the United States of America (GAAP). Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.
(1) EBITDA and Adjusted EBITDA are non-GAAP financial measures. EBITDA is defined as consolidated operating loss less depreciation and amortization. Adjusted EBITDA is defined as consolidated operating loss less depreciation and amortization less transaction related expenses less non-cash expenses including share-based compensation expense, non-cash tower/office rent expense and non-cash spectrum lease expense.

	Three Months Ended June 30		Six Months Ended June 30
(in thousands)	2008	2007	2008	2007
Operating Loss	$(146,639)	$(110,319)	$(296,601)	$(196,508)
Depreciation and Amortization	28,901	19,714	56,986	35,899

EBITDA Loss	(117,738)	(90,605)	(239,615)	(160,609)

Non-Cash Items and Transaction Related Expenses
Transaction Related Expenses	10,224	—	10,224	—
Share-Based Compensation	13,032	10,333	23,744	18,202
Non-Cash Tower/Office Rent Expense	5,231	2,885	10,251	5,686
Non-Cash Spectrum Lease Expense	13,904	7,180	38,873	14,980

Non-Cash Items and Transaction Related Expenses	42,391	20,398	83,092	38,868

Adjusted EBITDA	$(75,347)	$(70,207)	$(156,523)	$(121,741)

In a capital-intensive industry, management believes Adjusted EBITDA, as well as the associated percentage margin calculation, to be meaningful measures of the company’s operating performance. We use Adjusted EBITDA as a supplemental performance measure because management believes it facilitates comparisons of the company’s operating performance from period to period and comparisons of the company’s operating performance to that of other companies by backing out potential differences caused by transaction-related expenses and non-cash items such as share-based compensation and non-cash expenses related to long-term leases. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance, management also uses Adjusted EBITDA for business planning purposes and in measuring our performance relative to that of our competitors. In addition, we believe that Adjusted EBITDA and similar measures are widely used by investors, financial analysts and credit rating agencies as a measure of our financial performance over time and to compare our financial performance with that of other companies in our industry.
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(2) ARPU is service revenue, less legacy businesses revenue (businesses that were acquired through the acquisition of entities) and CPE (Customer Premise Equipment) revenue divided by the average number of subscribers in the period divided by the number of months in the period.

	Three Months Ended June 30		Six Months Ended June 30
(in thousands)	2008	2007	2008	2007
ARPU
Service Revenue	$58,563	$35,484	$110,091	$64,759
Legacy Business Revenue	(4,328)	(3,276)	(8,243)	(6,938)
CPE Revenue	(886)	(517)	(1,897)	(1,070)

ARPU Revenue	53,349	31,691	99,951	56,751

Average Customers	453	279	437	256
Months in Period	3	3	6	6
ARPU	$39.28	$37.93	$38.11	$36.96

Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees affect average revenue per customer, and to assist in forecasting future service revenue. In addition, ARPU provides management with a useful measure to compare our customer revenue to that of other wireless communications providers. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.
(3) Churn, which measures customer turnover, is calculated as the number of subscribers that terminate service in a given month divided by the average number of subscribers in that month. Subscribers that discontinue service in the first 30 days of service for any reason, or in the first 90 days of service under certain circumstances, are deducted from our gross customer additions and therefore not included in the churn calculation.
Management uses churn to measure retention of our subscribers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. We believe investors use churn primarily as a tool to track changes in our customer retention. Other companies may calculate this measure differently.
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(4) CPGA (Cost per Gross Addition) is selling, general and administrative costs less general and administrative costs and legacy businesses costs, plus CPE and PC Card equipment subsidy, divided by gross customer additions in the period.

	Three Months Ended June 30		Six Months Ended June 30
(in thousands)	2008	2007	2008	2007
CPGA
Selling, General and Administrative	$94,769	$87,375	$193,878	$156,032
G&A and Other	(73,217)	(60,302)	(142,344)	(107,352)

Total Selling Expense	21,552	27,073	51,534	48,680

Total Gross Adds	53	57	130	120
Total CPGA	$404	$471	$397	$404

Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new subscribers. Other companies may calculate this measure differently.
(5) Market EBITDA is defined as the EBITDA (see definition (1) EBITDA and Adjusted EBITDA) in the markets. This calculation does not include an allocation of corporate general and administrative expenses or spectrum lease expense.
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